Exhibit 99.1

Quanex Building Products Appoints William Waltz to Board of Directors

HOUSTON, TEXAS, October 8, 2020 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced the appointment of William (“Bill”) E. Waltz to its Board of Directors (the “Board”) effective October 7, 2020.

George Wilson, President and Chief Executive Officer, commented, “We are delighted to have Bill join our Board as a member of the Audit and Nominating and Corporate Governance Committees. Bill’s global manufacturing expertise, strategic vision and proven track record of guiding organizations through inflection points in their growth will help our Company create value for shareholders over time. We look forward to Bill’s contributions.”

Bill Griffiths, Executive Chairman, stated, “Bill is a proven leader and valuable addition to Quanex’s Board. His professional experience will bring critical insights and perspectives that we can leverage to benefit the Company. On behalf of the entire Quanex Board, we welcome Bill and look forward to his tenure.”

Mr. Waltz has been the President and Chief Executive Officer of Atkore International Group Inc. (NYSE: ATKR) since 2018 and served in several other executive roles for the company from 2013 to 2018, including Chief Operating Officer and Group President of the Atkore Electrical Raceway reporting segment. From 2009 to 2013, Mr. Waltz was the Chairman and Chief Executive Officer of Strategic Materials Inc., the largest glass recycling company in North America. Prior to that, he spent 15 years in various divisions of Pentair plc, including President-Pentair Flow Technologies. Mr. Waltz began his career at General Electric Company and as a Deloitte Management consultant. Mr. Waltz earned a Masters of Business Administration from Northwestern University, Kellogg Graduate School of Management, a Masters of Science in Computer Science from Villanova University, a Bachelor of Science in Industrial Engineering from Pennsylvania State University, and was a graduate of General Electric’s Information Systems Management Program.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com

www.quanex.com